Exhibit 99.H3

EXHIBIT A

Amended September 14, 2016

to the

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

Dated July 16, 2009 between

ADVISORSHARES TRUST

and

THE BANK OF NEW YORK MELLON

Series of AdvisorShares Trust:

Dorsey Wright ADR ETF

Peritus High Yield ETF

Ranger Equity Bear ETF

Morgan Creek Global Tactical ETF

Madrona Domestic ETF

Madrona International ETF

Madrona Global Bond ETF

Meidell Tactical ETF

Wilshire Buyback ETF

STAR Global Buy-Write ETF

QAM Equity Hedge ETF

Global Echo ETF

EquityPro ETF

Newfleet Multi-Sector Income ETF

Gartman Gold/Euro ETF

Gartman Gold/Yen ETF

Sage Core Reserves ETF

Treesdale Rising Rates ETF

YieldPro ETF

Market Adaptive Unconstrained Income ETF

Athena High Dividend ETF

Pacific Asset Enhanced Floating Rate ETF

Cornerstone Small Cap ETF

KIM Korea Equity ETF

Focused Equity ETF

ADVISORSHARES TRUST

By:	/s/ Dan Ahrens

Name:	Dan Ahrens

THE BANK OF NEW YORK MELLON

By:	/s/ Thomas Porrazzo

Name:	Thomas Porrazzo

Date: September 14, 2016

1